                                                                  EXHIBIT (b)(1)


                                  CONFIDENTIAL

                            PNC CAPITAL MARKETS, INC.
                           One PNC Plaza, Third Floor
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2727

                         PNC BANK, NATIONAL ASSOCIATION
                           One PNC Plaza, Third Floor
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2727



                  $550 Million Senior Secured Credit Facilities
                        Commitment and Engagement Letter
                        --------------------------------

                               August 17, 1998


Francis D. John
Chairman of the Board, President and
  Chief Executive Officer
Key Energy Group, Inc.
Two Tower Center, Twentieth Floor
East Brunswick, New Jersey 08816

Stephen E. McGregor
Executive Vice President and Chief Financial Officer
Key Energy Group, Inc.
Two Tower Center, Twentieth Floor
East Brunswick, New Jersey 08816

Gentlemen:

           It is our understanding that Key Energy Group, Inc. (the "Company") proposes to acquire (the "Acquisition") Dawson Production Services, Inc. ("Dawson"). We understand that the Acquisition would be accomplished by means of a tender offer followed by a merger between Dawson and the Company or a wholly owned subsidiary of the Company. As consideration for the Acquisition, the shareholders of Dawson will receive consideration in the form of cash in an amount equal to $17.50 per share and after giving effect to the Acquisition, Dawson will be a wholly owned subsidiary of the Company or the Company will succeed to all the assets and liabilities of Dawson.

Page 2.



           We understand that the Company will require up to $550,000,000 of senior secured financing to (i) consummate the Acquisition, (ii) refinance certain existing indebtedness of the Company and Dawson, (iii) provide working capital for the Company and its subsidiaries, and (iv) pay fees and expenses in connection with the transaction contemplated hereby. We further understand that financing may be required in connection with puts which may be made of Dawson's 9-3/8% Notes as a result of a change of control occurring in connection with the Acquisition (the "Put Financing"). We understand that a portion of such financing will be accomplished by (i) the issuance and sale by the Company of up to $150,000,000 of long-term unsecured senior subordinated notes (the "Senior Subordinated Notes") or (ii) the issuance and sale of senior bridge subordinated notes (the "Subordinated Put Notes") which will subsequently be refinanced with an issuance of Senior Subordinated Notes as described in the Summary (as defined below). It is our understanding that with respect to the $550,000,000 of senior secured financing, the Company has requested that PNC Bank, National Association ("PNC Bank" or the "Bank") underwrite and PNC
Capital Markets, Inc. ("PNC Capital Markets") syndicate all of such senior secured credit facilities (the "Financing").

           We are pleased to inform you that PNC Bank commits to provide the entire amount of the Financing described in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Summary"), subject to the terms and conditions referred to in this letter and the Summary. The Summary includes a description of the principal terms of the proposed credit facilities connected with the Financing, and is intended as a framework for the documentation and as a basis for further discussion of the Financing's terms, as appropriate. The Financing will be documented in a definitive credit agreement (the "Credit Agreement") and other agreements, instruments, certificates, and documents called for by the Credit Agreement or which the Bank may otherwise require (collectively, the "Credit Documents"), to be delivered at the closing of the Financing (the "Closing"). The terms of the Credit Documents shall prevail over the terms of this letter.

           PNC Bank's obligations are conditioned on the execution and delivery of the Credit Documents to the Bank in form and content satisfactory to the Bank. Because not all of the terms can be set forth in the Summary, a failure by the Bank or the Company to agree on the definitive terms of the Credit Documents will not constitute a breach of this commitment. This letter is also subject to acceptance by the Company as provided below and the statutory and other requirements under which the Bank is governed.

           PNC Bank and PNC Capital Markets shall be entitled, after consultation with you, to change the pricing, structure and terms of the proposed Financing if the syndication has not been completed and if PNC Bank and PNC Capital Markets determine that such changes are advisable in order to insure a successful syndication of the proposed Financing (provided that the total amount of the Financing remains unchanged). PNC Bank's commitment hereunder is subject to the agreement in this paragraph.

Page 3.


           In addition to the terms and conditions set forth in the Summary, PNC Bank's commitment to provide the proposed Financing and PNC Capital Markets agreement to perform the services described herein are further subject to (i) there being no material adverse change since March 31, 1998 in the financial condition, business, operations, properties, or prospects of the Company and its subsidiaries and Dawson; and (ii) the non-occurrence of any material adverse change in the loan syndication or capital market conditions generally, which would materially affect the syndication efforts in respect of any portion of the Financing. The Company acknowledges that PNC Bank may, in its discretion (with reasonable prior consent of the Company), retain experts or consultants in connection with the transaction contemplated hereby and the Financing.

           This letter is issued in reliance on the information provided to the Bank by the Company in connection with the Company's request for the Financing and the information in any supporting document and material. PNC Bank may terminate this commitment if there is any material misrepresentation or material inaccuracy in the information or any failure to include material information with the request.

           This commitment letter may not be assigned by the Company and no rights of the Company hereunder may be transferred without the prior written consent of PNC Bank. The Bank may elect to (a) assign a portion of its rights and obligations hereunder so that the assignee may become a party to the Credit Agreement and (b) arrange for the sale of participation interests in its commitment hereunder and/or loans made by it as contemplated hereby. In the event of any assignment referred to in (a) above, the assignor shall be released of all obligations assumed by the assignee.

           PNC Bank and any assignees or participants will in no event be responsible or liable for any consequential damages that may be incurred or alleged by any person as a result of this commitment. No modification or waiver of any of the terms and conditions of this commitment will be valid and binding unless agreed to in writing by PNC Bank. When accepted, this letter (including the Fee Letter referenced below) constitutes the entire agreement between PNC Bank and the Company concerning the Financing and replaces all prior understandings, statements and negotiations, including without limitation (i) the commitment and engagement letters, dated June 2, 1998, July 8, 1998 and August 3, 1998, among the Company, PNC Bank and PNC Capital Markets and (ii) the fee letters, dated June 2, 1998, July 8, 1998 and August 3, 1998, among the Company, PNC Bank and PNC Capital Markets (collectively, the "Original Letters").

           PNC Bank's commitment hereunder will expire on August 18, 1998, unless on or before that date the Company signs and returns the enclosed copy of this letter along with the fee letter dated as of the date hereof (the "Fee Letter") and the fee specified in the Fee Letter to be paid on the date you accept this letter. Once accepted, PNC Bank's commitment under this letter will expire on December 31, 1998 if the Financing has not closed on or before that date. Both of these expiration dates may only be extended in writing by PNC Bank.

Page 4.

           The remainder of this letter sets forth our mutual understanding as to the services to be performed by PNC Capital Markets in syndicating the Financing, the obligations of the Company, compensation to PNC Bank and PNC Capital Markets as well as the general terms and conditions of PNC Capital Markets' engagement (the "Engagement").

       1.        Services to be Performed by PNC Capital Markets:

                 a. PNC Capital Markets will assist the Company in finalizing the terms and conditions of the Financing based upon information supplied by, among others, the Company, Dawson (as available to the Company), consultants, appraisers and prospective lenders. Proposed terms and conditions of the Financing as of the date hereof are summarized in the Summary.

                 b. After the Company executes this letter, PNC Capital Markets will prepare and distribute a Confidential Information Memorandum (the "Memorandum") for the purpose of approaching lenders to provide a portion of the Financing. PNC Capital Markets will not distribute the Memorandum to any party without the consent of the Company, which consent shall not be unreasonably withheld.

                 c. PNC Capital Markets shall introduce PNC Bank and other interested lenders to the Company and assist the Company with any and all negotiations with such interested lenders concerning the Financing. The Company hereby consents to the transfer of information regarding the Company and its subsidiaries and Dawson between PNC Capital Markets, PNC Bank and their affiliates and other prospective lenders.

       2. Obligations of the Company:

                 a. The Company agrees to provide PNC Capital Markets and its legal counsel and consultants with such information and access to the officers, directors, employees, accountants and legal counsel of the Company as may be requested by it for the purpose of preparing the Memorandum together with any supplemental information which the lenders may reasonably require. The information may include, but may not be limited to, general industry information, information about the Company and Dawson (as available to the Company) and subsidiaries, historical financial statements and financial projections over the term of the Financing.

                 b. The Company agrees that prior to delivery of the Memorandum to any other lender, a senior officer of the Company will review the Memorandum and will provide a letter stating that to the best of his or her knowledge, the Memorandum is complete and correct in all material

Page 5.

                           respects and does not contain any untrue statements of a material fact, or omit to state any matter necessary to make the Memorandum not materially misleading.

                 c. Until the Closing, the Company agrees that neither the Company nor any of its subsidiaries shall enter into any other credit facilities or issue any debt (other than the Subordinated Put Notes and the Senior Subordinated Notes, subject to the proviso below), whether syndicated or publicly or privately placed, if such facility or issue might, in PNC Capital Markets' opinion, have a detrimental effect on the successful completion of the transaction described herein, and will advise PNC Capital Markets immediately if any issue or facility is contemplated; provided however, in connection with the syndication, placement and/or issuance of the Subordinated Put Notes and the Senior Subordinated Notes, the arranger, placement agent and/or manager with respect thereto must coordinate its syndication and/or placement with PNC Capital Markets and agree to consult and to reach mutual agreement with PNC Capital Markets with respect to such issuance.

       3.        Expenses and Compensation:

                 a. PNC Bank and PNC Capital Markets shall be reimbursed from time to time by the Company upon request for all reasonable out-of-pocket expenses which they may incur while performing services hereunder, including in connection with the negotiation, preparation, due diligence, execution and delivery of this letter, the Original Letters, the Credit Documents and other documentation and any initial assignment or participation of PNC Bank's interests herein. These include, without limitation, reasonable fees and expenses of legal counsel, appraisers and consultants. Such reimbursement shall not be contingent upon the Closing or execution of the Credit Documents.

                 b. The Company agrees to pay to lenders, including PNC Bank, the fees set forth in the Summary and to PNC Bank and PNC Capital Markets the fees set forth in the Fee Letter.

       4.        General:

                 a. PNC Bank, PNC Capital Markets and the Company each confirms that it has the requisite power and authority to enter into this letter and to perform its undertakings hereunder and that any action taken by it in connection with the Financing will be taken in compliance with applicable federal, state and foreign securities laws as such laws apply to it or its action.

                 b. PNC Capital Markets will use reasonable efforts to provide the advice, assistance and services described above. PNC Capital Markets does not, however, warrant, represent, promise, guarantee or otherwise provide assurances that the Financing will be closed.

                 c. By executing this letter, the Company agrees to indemnify and hold page 6.

                          harmless PNC Bank, PNC Capital Markets or any affiliate thereof and any assignees or participants of PNC Bank and their respective officers, directors, employees, affiliates and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of counsel) which may be incurred by any of them in connection with any investigation, litigation or other proceeding (regardless of whether any indemnified person is a party thereto) arising in connection with this letter, the Acquisition, the Original Letters, the Engagement or the Financing, other than for their own gross negligence or wilful misconduct. The Company's obligations hereunder shall be in addition to any other liability it may otherwise have.

                 d. PNC Capital Markets' services hereunder may be terminated by PNC Capital Markets or the Company upon thirty business days' written notice to the other party, without liability or continuing obligations to the other party except as provided below. Notwithstanding any termination of such services or this letter, PNC Capital Markets and PNC Bank shall be entitled to the expenses and fees described in paragraphs 3(a) and 3(b) above, and the Company's indemnification obligation under paragraph 4(c) hereof will continue. In the event PNC Capital Markets' services are terminated, the provisions herein and in the Fee Letter relating to PNC Bank and its commitment provided hereunder shall remain in effect.

                 e. Upon closing, PNC Capital Markets shall be entitled to place a "tombstone" advertisement in various publications subject to the Company's approval of the contents of such advertisement, which approval shall not be unreasonably withheld or delayed.

           The terms contained in this letter and the Summary are confidential and, except for disclosure to the Company's and Dawson's board of directors, the Company's officers and employees, professional advisors retained by the Company and Dawson in connection with this transaction or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent. This letter is solely for the benefit of the Company and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof.

           This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

           This letter shall be governed by and construed in accordance with the laws of the State of New York.

Page 7.


           If the foregoing accurately sets forth your understanding, please indicate your acceptance hereof by signing the enclosed copy of this letter and returning it to us by the date referenced above. We are pleased to have this opportunity and very much look forward to working with you.

                                          Sincerely,

                                          PNC BANK, NATIONAL ASSOCIATION


                                          By: /s/ Thomas K. Grundman
                                            -------------------------------
                                            Name:  Thomas K. Grundman
                                            Title:  Senior Vice President


                                          PNC CAPITAL MARKETS, INC.


                                          By: /s/ Douglas E. Shaffer
                                            -------------------------------
                                            Name:   Douglas E. Shaffer
                                            Title:  Senior Vice President and
                                                    Managing Director


Agreed to and accepted:

KEY ENERGY GROUP, INC.


By: /s/ Stephen E. McGregor
  --------------------------
  Title: Executive Vice President
          and Chief Financial Officer


Date: August 17, 1998
    ------------------------

                                                                     EXHIBIT A


                            KEY ENERGY GROUP, INC.

                     $550,000,000 SENIOR CREDIT FACILITIES

                        SUMMARY OF TERMS AND CONDITIONS

                               August 17, 1998

Key Energy Group, Inc. ("Key" or the "Company") proposes to acquire (the "Acquisition") all of the common stock of Dawson. The Acquisition will be accomplished by means of a tender offer (the "Tender Offer") followed by a merger (the "Back-End Merger") between Dawson and the Company or a wholly owned subsidiary of the Company. As used herein, "Acquisition Date" means the date on which Key acquires the Dawson common stock tendered pursuant to such tender offer, and "Merger Date" means the date of consummation of the Back-End Merger. In order to finance the Acquisition, to refinance certain existing indebtedness of the Company and Dawson and to finance the continuing operations of Key, Key will require up to $550 million in senior secured credit facilities (the "Senior Credit Facilities"). Set forth below is a statement of the terms and conditions for the Senior Credit Facilities:


I.   PARTIES

     Borrower                 The Company.

     Guarantors               Each of the Company's direct and indirect
                              existing domestic subsidiaries as provided in the Existing Credit Agreement (as defined below), and on and after the Merger Date Dawson and the domestic subsidiaries thereof (together with the Company, the "Loan Parties").

     Advisor and Arranger     PNC Capital Markets, Inc. (in such capacity,
                              the "Arranger").

     Administrative Agent     PNC Bank, National Association ("PNC" or the
                              "Agent").

     Banks Certain existing lenders party to the Credit Agreement, dated as June 6, 1997, as amended and restated through November 6, 1997, among Key, the several banks and other financial institutions or other entities from time to time party thereto, PNC and the Arranger (the "Existing Credit

                              Agreement") and new lending institutions acceptable to the Company (the "Banks").


II.  SENIOR SECURED
     CREDIT FACILITIES        Up to $550,000,000 in aggregate, comprised of a
                              Revolving Credit Facility and Term Loan
                              Facilities.

     A.  REVOLVING CREDIT FACILITY

     Amount Initially, up to $550,000,000 and on the Merger Date, the aggregate amount of the Revolving Credit Facility will automatically be reduced by an amount (the "Term Loan Aggregate Amount") equal to up to $300,000,000. Any of such loans herein referred to as "Revolving Credit Loans."

     Letters of Credit        A sublimit of $20,000,000 of the Revolving
                              Credit Facility shall be available for the issuance of letters of credit (the "Letters of Credit") by a Bank acceptable to the Company and the Agent (the "Issuing Bank"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Maturity Date (defined below), provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                              Drawings under any Letter of Credit shall be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Company does not so reimburse the Issuing Bank, the Banks under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

     Maturity                 The earliest to occur of (i) 150
                              days after the Acquisition Date or (ii)
                              termination or abandonment by the Company of the Acquisition (the "Maturity Date");
                              provided, however, that in the event that the Merger Date occurs on or before the Maturity Date and the Term Loans are made to the full extent of the Term Loan Aggregate Amount (as defined above), the Maturity Date will automatically be extended to five years from the initial closing date of the Senior Credit Facilities. If the Acquisition is accomplished by a One Step Merger, the Maturity Date will be the date five years from the closing date of the Senior Credit Facilities.

     Availability; Repayment  The Revolving Credit Facility shall be available on a revolving basis from the period commencing on the Acquisition Date and ending on the Maturity Date; provided, that the amount of the Revolving Credit Facility will be reduced on each anniversary of the Acquisition Date, commencing with the third such anniversary, by the amount set forth opposite such anniversary below:

                                   Anniversary          Amount
                                   -----------          ------
                                   3                 $ 25,000,000
                                   4                 $ 25,000,000
                                   5                 $     0

     Use of Proceeds          (a)  Up to $490,000,000 in the aggregate of the
                              Revolving Credit Facility may be used on and after the Acquisition Date (i) to fund the Acquisition and to pay transaction costs associated therewith, (ii) to refinance indebtedness of Key, Dawson and their respective subsidiaries (including, without limitation the
                              Existing Credit Agreement), and (iii) to pay fees and expenses associated with the Senior Credit
                              Facilities.

                              (b)  The balance of the Revolving Credit
                              Facility may be used for working capital, capital expenditures, Permitted Acquisitions (as defined in the Existing Credit Agreement) and general corporate purposes of the Company and its subsidiaries from time to time on and after the Acquisition Date.

     B.  TERM LOAN FACILITIES

     Types and Amount
       of Facilities          Term Loan Facilities in the aggregate amount of
                              up to $300,000,000 (the loans thereunder, the "Term Loans"), available in single draw on the Merger Date, as follows:

                              Tranche A Term Loan Facility:

                              A five year term loan facility (the "Tranche A Term Loan Facility") in an aggregate amount of up to $150,000,000. The Tranche A Term Loan Facility shall be repayable in quarterly amounts as a percentage of the total Tranche A Term Loan as follows:


                                             Percent       Percent
                                             Payable       Payable
                                   Date      Quarterly     Annually
                                   ----      ---------     --------
                                 Year 1          0%         0%
                                 Year 2          4%         16%
                                 Year 3          6%         24%
                                 Year 4          7%         28%
                                 Year 5          8%         32%


                              Tranche B Term Loan Facility

                              A six year term loan facility (the "Tranche B Term Loan Facility") in an aggregate amount of up to $150,000,000. The Tranche B Term Loan shall be repayable in quarterly installments as a percentage of the total Tranche B Term Loan as follows:

                                                Percent           Percent
                                                Payable           Payable
                                 Date           Quarterly         Annually
                                 ----           ---------         --------
                                 Year 1-5         0.25%               1%
                                 Year 6           23.75%              95%

                              Additionally, at no time shall the maturity of the Tranche B Term Loan Facility be less than 90 days prior to the maturity of the Company's $216,000,000 Convertible Subordinated Notes due 2004.

                              The aggregate amount of Term Loans
                              constituting Tranche A Term Loans and the Tranche B Term Loans, respectively, shall be determined by the Agent in its sole discretion after consultation with the Borrower.

     Use of Proceeds          The Term Loans shall be used to repay
                              advances under the Revolving Credit Facility and to pay for the balance of shares acquired in the Acquisition.

III. CERTAIN PAYMENT PROVISIONS

     Interest Rates and
       Letter of Credit Fees  Interest rates shall be based on the Company's
                              Consolidated Leverage Ratio, as defined in the Existing Credit Agreement, per the attached Pricing Grid A. Upon the issuance of new equity in a minimum amount of $75,000,000, Pricing Grid B becomes effective; provided that if such new equity is issued in connection with acquisitions, Pricing Grid B will not become effective until the ratio of Consolidated Total Indebtedness to the sum of Consolidated Total Indebtedness plus Consolidated Net Worth (as such terms are defined in the Existing Credit Agreement) is equal to or less than 75% (the "Minimum Equity Event").

                              From the Acquisition Date until the calculation for the first full fiscal quarter completed after the Acquisition Date, Level VI of Pricing Grid A will be in effect.


       Base Rate Option       The Base Rate is the higher of (1) PNC Bank's
                              Prime rate or (2) the Federal Funds rate plus
                              1/2%. Interest on Base Rate borrowings is calculated on an actual/365 or 366 day basis and is payable quarterly.

       LIBOR Option           Interest on LIBOR borrowings is calculated on
                              an actual/360 day basis and is payable the earlier of quarterly or on the last day of each interest period. LIBOR advances will be available for periods of 1,2,3 or 6 months.
                              LIBOR pricing will be adjusted for any
                              statutory reserves.

                              The Company may have no more than 12 borrowing tranches, including the Base Rate tranche, at any one time.

       Default Rate           Overdue principal or interest shall bear
                              interest at 2% over the otherwise applicable rate; overdue commitment fees shall bear interest at 2% over the rate applicable to the Base Rate pricing option.

       Letters of Credit      The Company shall pay letter of credit fees
                              equal to the then applicable spread above LIBOR on the aggregate face amount of Letters of Credit issued under the Revolving Credit
                              Facility to each Bank quarterly in proportion to such Bank's commitment. In addition, the Company shall pay the Issuing Bank, a fee of
                              12.5 basis points, payable quarterly, on the aggregate face amount of such Letters of Credit.

     Yield Protection         The Company shall pay the Banks such additional
                              amounts as will compensate the Banks in the event applicable law, or change in law, subjects the Banks to reserve requirements, capital requirements, taxes (except for taxes on the overall net income of the Banks) or other charges which increase the cost or reduce the yield to the Banks, under customary yield protection provisions.

     Interest Rate
     Protection               A minimum of 50% of Consolidated Total Debt (as
                              defined in the Existing Credit Agreement) will be hedged on terms satisfactory to the Agent within 90 days of the closing of the Senior
                              Credit Facilities.

     Commitment Fee           A per annum fee on the unused amount of the
                              Revolving Credit Facility payable to each Bank quarterly in arrears in proportion to such Bank's commitment, per the attached Pricing
                              Grid.

     Collateral               First priority perfected lien on substantially
                              all of the tangible and intangible assets (as provided in the Existing Credit Agreement) of the Company and its existing direct and indirect domestic operating subsidiaries including, without limitation, intellectual property and real property as well as all of the capital stock of each of the Company's existing direct and indirect subsidiaries which are Guarantors. On the Merger Date the
                              Collateral shall also include a first priority perfected lien on all tangible and intangible assets of Dawson and its subsidiaries and all of the capital stock of Dawson and its subsidiaries. Subject to compliance with
                              Regulation U of the Board of Governors
                              of the Federal Reserve System, the Agent may require the Company to pledge all capital stock of Dawson owned (or being acquired) by the Company and its Subsidiaries.

                              After the Merger (if Dawson merges into the Company), the Collateral will also secure on a pari passu basis all of the Company's obligations (as successor by merger to Dawson) under Dawson's 9-3/8% Notes.

     Expenses Reasonable out-of-pocket expenses incurred by the Agent shall be for the account of the Company. These include fees and expenses for the Agent's legal counsel.

     Optional Prepayments;
       Voluntary Reductions   Outstandings or commitments under the Senior
                              Credit Facilities may be prepaid or terminated, in whole or in part, at the Company's option, subject to reimbursement of any costs associated with prepayments of LIBOR advances or any other provisions contained in the credit agreement. Voluntary reductions of the commitment under the Revolving Credit Facility will be in minimum amounts of $5,000,000.
                              Optional prepayments of the Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and shall be applied ratably to the remaining unpaid scheduled amortization payments thereof.
                              Notwithstanding the foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term
                              Loans, and the amount so refused will be applied to prepay the Tranche A Term Loans.

     Mandatory
     Prepayments              100% of the Net Cash Proceeds from up to
                              $75,000,000 of equity offerings (whether such equity is sold in a private placement or a public offering) and 75% of the Net Cash
                              Proceeds from equity offerings (whether such equity is sold in a private placement or a public offering) in excess of $75,000,000 shall be applied to reduce outstandings under the Senior Credit Facilities.

                              Beginning with the fiscal year ending June 30, 1999, mandatory prepayments equal to 50% of Excess Cash Flow

                              (to be defined) shall be required; provided that upon occurrence of the Minimum Equity Event mandatory prepayments from Excess Cash Flow will not be required until the fiscal year ending June 30, 2001. Notwithstanding the foregoing, if the Consolidated Leverage Ratio is less than 3.5 to 1 mandatory prepayment from Excess Cash Flow will not be required.

                              Mandatory prepayments in connection with the sale of Odessa shall be payable as provided in the Existing Credit Agreement.

                              All mandatory prepayments shall be applied first to the outstanding Term Loans, then to the reduction of the Revolving Credit Facility commitments to no less than $200,000,000. Each such prepayment of Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and shall be applied ratably to the remaining unpaid scheduled amortization payments thereof. Notwithstanding the foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans, and the amount so refused will be applied to prepay the Tranche A Term Loans.



IV.  REPRESENTATIONS AND WARRANTIES

                              Representations and Warranties as provided in the Existing Credit Agreement unless specifically modified herein:

                              1.  Financial Condition.

                              2.  No Material Adverse Effect.

                              3.  Corporate Existence; Compliance with Law
                                  (including, without limitation, applicable
                                  Federal Reserve regulations and margin
                                  rules).

                              4.  Corporate Power; Authorizations;
                                  Enforceable Obligations

                              5.  No Legal Bar.

                              6.  No Material Litigations.

                              7.  No Default.

                              8.  Ownership of Property; Liens.

                              9.  Intellectual Property.

                              10.  No Burdensome Restrictions.

                              11.  Taxes.

                              12.  Federal Regulations.

                              13.  ERISA.

                              14.  Investment Company Act; Other Regulations.

                              15.  Subsidiaries.

                              16.  Purpose of Loans; Limitations on Use.

                              17.  Environmental Matters.

                              18.  Accuracy of Information.

                              19.  Security Documents.

                              20.  Solvency.

                              21.  Labor Matters.

                              22.  Indenture.

                              23.  Excluded Subsidiaries.

                              24.  Oil and Gas Properties.

                              25.  Year 2000 compliance.

                              26.  Merger with Dawson.

                              Other customary Representations and Warranties as appropriate and in the Existing Credit Agreement.


V.   CONDITIONS PRECEDENT TO LENDING

     A.  Conditions Precedent
           to Closing and
           Lending on
           Acquisition Date   The availability of the Senior Credit
                              Facilities and the making of Revolving Credit
                              Loans on the Acquisition Date shall be
                              conditioned upon satisfaction, in form and substance satisfactory to the Agent and the Banks, of the following conditions:

                              1.  The per share acquisition price for the
                                  common stock of Dawson shall not be more than $17.50 per share and the total purchase price for all outstanding capital stock of Dawson shall not exceed approximately $202,000,000.

                              2. (a) The Company shall have received up to $150,000,000 (but not less than the aggregate principal amount of Dawson's 9-3/8% Notes) of net cash proceeds from the issuance of senior unsecured subordinated notes with an initial redemption of not less than one year following the final maturity of the Tranche B Term Loans and with an average maturity of not less than nine years and on terms and conditions customary for the high-yield market and satisfactory to the Agent (the "Senior Subordinated Notes") or (b) the Company shall have in full force and effect an unsecured subordinated bridge credit facility (the "Subordinated Put Facility") in an amount equal to at least the aggregate principal amount of Dawson's 9-3/8% Notes, and the terms and provisions of the Subordinated Put Facility shall be acceptable to the Agent (including, without limitation, the conditions for funding under the Subordinated Put Facility and terms of conversion of the notes under the Subordinated Put Facility into long term subordinated exchange notes (such exchange notes having terms and conditions customary for the high-yield market and satisfactory to the Agent) if the Subordinated Put Facility is not paid by an agreed upon date). In addition, in connection with the Subordinated Put Facility the Company shall have received an engagement letter providing for the refinancing of the Subordinated Put Facility (and if appropriate, other indebtedness of the Company) from the proceeds of the issuance of Senior Subordinated

                                  Notes. The proceeds of the Senior Subordinated Notes and/or the Subordinated Put Facility shall be held in accordance with arrangements satisfactory to the Agent for the payment of Dawson's 9-3/8% Notes.

                              3. (i) Dawson shall have entered into definitive documentation providing for the Merger (the "Merger Documentation"), which shall be in form and substance satisfactory to the Agent; no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner which could, in the opinion of the Agent, reasonably be expected to be materially adverse to the rights or interest of the Agent or the Banks; and (ii) the Board of Directors of Dawson shall have approved the Merger and such approval shall not have been withdrawn.

                              4. All required actions shall have been taken so that (a) the applicable state anti-takeover law(s) shall be inapplicable to the Acquisition and (b) any preferred stock purchase rights or other "poison pill" arrangements shall not have become, and shall not become, exercisable.

                              5.  Key shall have acquired at least 51% of
                                  the shares of the common stock of Dawson
                                  (or such higher percentage of the common and other capital stock of Dawson as shall be required under the organizational documents of Dawson and applicable law in order to, without the affirmative vote of any other holder of capital stock of Dawson, (a) permit the Merger to be consummated on or prior to the date which is 150 days after the Acquisition Date and (b) immediately appoint a majority of the Board of Directors of Dawson or such higher number of directors as is required to approve the Merger).


                              6. The Agent shall be satisfied (a) that the Acquisition and the financing thereof do not violate Regulations T, U or X of the Board of Governors of the Federal Reserve

                                  System and (b) with all other matters
                                  relating to Regulation U.

                              7. All documents and materials filed publicly by the Company or Dawson in connection with the Acquisition shall have been furnished to the Agent and shall be reasonably satisfactory to the Agent.

                              8. All necessary or required government and third party approvals (including Hart-Scott-Rodino clearance) in connection with the Acquisition and the financing contemplated hereby shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof.
                                  There shall be in effect no injunction or other prohibition on the Acquisition or the financing contemplated hereby, and no litigation or proceeding pending or threatened which seeks to enjoin the Acquisition or other transaction contemplated hereby or which could reasonably be expected to have a material adverse affect on the Borrower and its subsidiaries as a whole.

                              9. All amounts outstanding in respect of the Existing Credit Agreement shall have been, or contemporaneously shall be, refinanced under the Senior Credit Facilities.

                              10. The Agent and Banks shall have received
                                  closing certificates, certified
                                  resolutions, incumbency certificates and corporate documents for each Loan Party.

                              11. Execution and delivery of all definitive
                                  financing documents with respect to the
                                  Senior Credit Facilities (the "Credit
                                  Documentation") and all action taken so
                                  that the Collateral Agent has a perfected first priority lien on the Collateral as contemplated under the heading "Collateral" above.

                              12. The Agent and Banks shall have received
                                  such opinion(s) of counsel (including (i) from counsel to the Company and its subsidiaries and (ii) from such special and local counsel as may be required by the Agent) as are customary for transactions of this type or as they may reasonably request.


                              13. There shall have been no material adverse
                                  change in the business, assets, financial condition, operations or prospects of the Company and its subsidiaries taken as a whole or Dawson and its subsidiaries taken as a whole.

                              14. The Agent and Banks shall have received
                                  evidence of required insurance.

                              15. Payment of all fees and expenses subject to
                                  reimbursement.

                              16. The pro forma consolidated EBITDA for
                                  Dawson and the Company for the fiscal year ending June 30, 1998 is not less than $170,000,000 in the aggregate.

                              17. The Agent and Banks shall have received a
                                  satisfactory consolidated balance sheet of the Company as of June 30, 1998.

                              18. The Agent and Banks shall have received a
                                  five-year pro forma consolidated balance sheet, consolidated statements of income, retained earnings and cash flow with assumptions used in preparing the statements for Key and for the combined Key-Dawson entity.

                              19. The Agent and Banks shall have received a
                                  satisfactory business plan for the six
                                  fiscal years following the closing of the Senior Credit Facilities and a satisfactory written analysis of the business and prospects of the Company and its subsidiaries for the period from the closing of the Senior Credit Facilities through the final maturity of the Term Loans.

                              20. The Agent and Banks shall have received the
                                  results of a recent lien search in each
                                  relevant jurisdiction with
                                  respect to the Company and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the closing of the Senior Credit Facilities pursuant to documentation satisfactory to the Agent.

                              21. The Agent and Banks shall have received a
                                  satisfactory solvency certificate from the chief financial officer of the Company that shall document the solvency of the Company and its subsidiaries after giving effect to the Acquisition and the other transactions contemplated hereby.

                              22. The Agent and Banks shall have received a
                                  satisfactory environmental audit with
                                  respect to the real property owned or
                                  leased by the Company and its subsidiaries from a firm satisfactory to the Agent.

                              23. All conditions to the Company's acquiring
                                  shares of Dawson in the Tender Offer, as reflected in the documentation initially filed with the Securities and Exchange Commission, shall have been satisfied without material amendment, waiver or change thereof.

                              Other Conditions Precedent to Lending as appropriate and in the Existing Credit Agreement.

     B.  On-Going Conditions Precedent

                                  The making of each extension of credit
                                  under the Senior Credit Facilities,
                                  including those on the Acquisition Date, shall be conditioned upon:

                              1.  The continued accuracy of all
                                  Representations and Warranties in the
                                  Credit Documentation (including, without limitation, the material adverse change and material litigation representations).

                              2. There being no Default or Event of Default in existence at the time of, or after giving effect to the making of, such extension of credit.

                              As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Acquisition
                              (b) the business, property, operations,
                              condition (financial or otherwise) or prospects of the Company and its subsidiaries and Dawson taken as a whole or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Agent and Banks thereunder.

C.   Conditions Precedent to
       the Merger and
       Term Loans             The making of the Term Loans on the Merger Date
                              shall be conditioned upon (i) receipt by the Agent of satisfactory evidence that the Merger has been completed in accordance with the Merger Documentation (if any) and no provision thereof shall have been waived, amended as supplemental or otherwise modified in a manner which could, in the opinion of the Agent, reasonably be expected to be adverse to the interest of the Agent or the Banks, (ii) the Agent having received lien searches with respect to Dawson and its subsidiaries and all actions being taken so that Dawson and its subsidiaries shall have guaranteed the Senior
                              Credit Facilities and the Collateral Agent has a perfected first priority lien on all the stock and tangible and intangible assets of Dawson and its subsidiaries, (iii) the Merger and the financing contemplated hereby
                              (including granting of liens on assets of Dawson and guarantees by Dawson' subsidiaries) shall not cause a violation of Dawson's 9-3/8%
                              Notes and (iv) the Agent and the Banks having received a satisfactory environmental audit with respect to the real property owned or leased by Dawson and its Subsidiaries from a firm satisfactory to the Agent.

VI.  COVENANTS AND EVENTS OF DEFAULT

     A.  Affirmative Covenants
                              1. Provide within 50 days after each of the first three fiscal quarter ends, consolidated balance sheets, consolidated statements of operations and cash flows together with a Certificate of Compliance from the Chief Executive Officer, President or Chief Financial Officer of the Company.

                              2. Provide within 95 days after each fiscal year-end, consolidated balance sheets and consolidated statements of operations, stockholders' equity and cash flows together with (i) a report of an independent certified public accountant satisfactory to the Agent (ii) any management letters of such accountants addressed to the Company and (iii) a Certificate of Compliance from the Chief Executive Officer, President or Chief Financial Officer of the Company.

                              3.  Provide budgets and forecasts.

                              Other Affirmative Covenants as appropriate and in the Existing Credit Agreement including, without limitation, continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Banks to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); payment of Subordinated Put Facility with the proceeds of Senior Subordinated Notes no later than six months after the initial funding under the Subordinated Put Facility.

     B.  Financial Covenants  1.  Minimum Net Worth - The Company's Net Worth
                                  shall not be less than a ratio to be
                                  determined of the Net Worth at Closing plus
                                  75% of positive quarterly net income
                                  thereafter and 100% of the Net Cash
                                  Proceeds of any subsequent equity offerings and 75% of the net proceeds of the conversion of the Company's existing and future convertible indebtedness.

                              2. Consolidated Leverage Ratio - As of the end of each fiscal quarter, the Company's Consolidated Leverage Ratio, defined as Consolidated Total Indebtedness less cash and equivalents in excess of $5,000,000 to Consolidated EBITDA (on a pro forma basis), for the previous four quarters shall not exceed a ratio to be determined. Step downs in this ratio to be determined.

                                  Upon occurrence of the Minimum Equity
                                  Event, the Consolidated Leverage Ratio
                                  Covenant will reduce to a ratio to be
                                  determined for the immediately following quarter and all subsequent quarter.

                              3. Consolidated Senior Leverage Ratio - As of the end of each fiscal quarter, the Company's Consolidated Senior Leverage Ratio, defined as Consolidated Senior Indebtedness less cash and cash equivalents in excess of $5,000,000 to Consolidated EBITDA (on a pro forma basis), for the previous four quarters shall not exceed a ratio to be determined. Step downs in the ratio to be determined.

                                  Upon occurrence of the Minimum Equity
                                  Event, the Consolidated Senior Leverage
                                  Ratio Covenant will reduce to a ratio to be determined for the immediately following quarter and all subsequent quarter.

                              4. Consolidated Interest Coverage Ratio - As of the end of each fiscal quarter, for the previous four quarters, the ratio of the Company's Consolidated EBITDA, defined for the purposes of the Consolidated Interest Coverage Ratio as actual reported EBITDA for the immediately preceding four fiscal quarters, to Consolidated Interest Expense shall not be less than a ratio to be determined. Step ups in this ratio to be determined.

     C.  Negative Covenants   Negative Covenants are as provided in the
                              Existing Credit Agreement unless specifically modified herein.

                              1. Limitation on Indebtedness other than (i) in connection with the Senior Credit Facility, the Senior Subordinated Notes or the Subordinated Put Facility and (ii) customary exceptions to be agreed upon.

                              2.  Limitation on Liens.

                              3. Limitation on Guarantee Obligations other than customary exceptions to be agreed upon.

                              4.  Limitation on Fundamental Changes.

                              5. The Company shall not convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets except for the sale of inventory and light vehicles in the ordinary course of business and as otherwise provided in the Existing Credit Agreement.

                              6. Limitation on dividends and prohibition on the repurchase of common stock; provided that upon the occurrence of the Minimum Equity Event, the Company may purchase its common stock in an aggregate amount not to exceed $10,000,000 as provided in the Existing Credit Agreement.

                              7. Capital Expenditures - Capital expenditures shall not exceed amounts to be determined for each fiscal year ending 1999 through 2003 and shall include carry-overs and adjustments for acquisitions to be agreed upon.

                              8.  Restriction on Investments, Loans and
                                  Advances. Loans and advances to officers and employees shall be allowed in an aggregate amount not to exceed $5,000,000 at any time outstanding.

                              9.  Limitation on Optional Payments and
                                  Modifications of Debt Instruments (including the Senior Subordinated Note and the Subordinated Put Facility) and Organizational Documents.

                              10. Limitation on Transactions with Affiliates.

                              11. Limitation on Sales and Leasebacks.

                              12. Limitation on Changes in Fiscal Year.

                              13. Limitation on Negative Pledge Clauses

                              14. Limitation on Lines of Business.

                              11. Limitation on Consolidated Lease Expense.

                              Other Negative Covenants as appropriate and in the Existing Credit Agreement. If required to comply with Regulation U, certain of the foregoing restrictions with respect to stock of Dawson and other margin stock shall only apply to such stock ("Restricted Stock") to the extent such Restricted Stock represents no more than 25% of the value of the assets of the Company and its Subsidiaries.

     D.  Events of Default    1.  Payment default.

                              2.  Breach of Representations or Warranties.

                              3.  Violation of covenant(s).

                              4.  Cross default to other debt.

                              5.  Bankruptcy, insolvency.

                              6.  Change of control.

                              7. Failure to consummate the Merger within 150 days of the Acquisition Date.

                              Other Events of Default as appropriate and in the Existing Credit Agreement.

VII. CERTAIN OTHER TERMS

     A.  Required Banks       For the purpose of making amendments or waivers
                              to the Senior Credit Facilities, approval by Banks whose commitments under the Senior Credit
                              Facilities aggregate at least a 51% majority will be required. However, unless agreed to by all Banks, no amendment or waiver shall change the principal amount, reduce the rate of interest or fees, postpone the scheduled payment of any principal, interest or fees, or change the definition of Required Banks.

     B.  Assignments and
           Participations     Banks will be permitted to assign and
                              participate any of its Senior Credit
                              Facilities. Assignments will be in minimum amounts of $5,000,000 and assignees will be subject to the consent of the Company and the Agent, such consent not to be unreasonably withheld. Voting rights to participants will be limited to change in principal amount, reduction of the rate of interest or fees, or postponement of the scheduled payment of any principal, interest or fees. Assignments will be subject to the payment by the assigning Bank of a $3,500 service fee to the Agent.

     C.  Governing Law        Laws of the State of New York

     D.  Agent's Counsel      Simpson Thacher & Bartlett

                                 PRICING GRID A

                             KEY ENERGY GROUP, INC.

                            REVOLVING CREDIT FACILITY
                                 (BASIS POINTS)

=========================================================================================================================

                        LEVEL I         LEVEL II         LEVEL III        LEVEL IV         LEVEL V          LEVEL VI
--------------------------------------------------------------------------------------------------------=================

BASIS FOR PRICING  If the           If the           If the           If the           If the           If the
                   Consolidated     Consolidated     Consolidated     Consolidated     Consolidated     Consolidated
                   Leverage Ratio   Leverage Ratio   Leverage Ratio   Leverage Ratio   Leverage Ratio   Leverage Ratio
                   is less than or  is greater than  is greater than  is greater than  is greater than  is greater than
                   equal to 3.0 to  3.0 to 1.0 but   3.5 to 1.0 but   4.0 to 1.0 but   4.5 to 1.0 but   5.0 to 1.0.
                   1.0.             less than or     less than or     less than or     less than or
                                    equal to 3.5 to  equal to 4.0 to  equal to 4.5 to  equal to 5.0 to
                                    1.0.             1.0.             1.0.             1.0.
--------------------------------------------------------------------------------------------------------=================
REVOLVER
-------------------------------------------------------------------------------------------------------------------------

Base Rate +                0                0              25.0             50.0             75.0             100.0
-------------------------------------------------------------------------------------------------------------------------

LIBOR +                  125.0            150.0            175.0           200.0            225.0             250.0
-------------------------------------------------------------------------------------------------------------------------

Commitment Fee           25.0             37.5             37.5             50.0             50.0              50.0
-------------------------------------------------------------------------------------------------------------------------

TRANCHE A
T/L FACILITY
-------------------------------------------------------------------------------------------------------------------------

Base Rate +               0                0               25.0             50.0             75.0             100.0
-------------------------------------------------------------------------------------------------------------------------

LIBOR +                 125.0            150.0            175.0            200.0            225.0             250.0
-------------------------------------------------------------------------------------------------------------------------

TRANCHE B
T/L FACILITY
-------------------------------------------------------------------------------------------------------------------------

Base Rate +             100.0            100.0            125.0            125.0            125.0             150.0
-------------------------------------------------------------------------------------------------------------------------

LIBOR +                 250.0            250.0            275.0            275.0            275.0             300.0
=========================================================================================================================

                                                                              21
                                 PRICING GRID B

                             KEY ENERGY GROUP, INC.

                            REVOLVING CREDIT FACILITY
                                 (BASIS POINTS)

=========================================================================================================================

                        LEVEL I         LEVEL II         LEVEL III        LEVEL IV         LEVEL V         LEVEL VI
-------------------------------------------------------------------------------------------------------------------------

BASIS FOR PRICING  If the           If the           If the           If the           If the          If the
                   Consolidated     Consolidated     Consolidated     Consolidated     Consolidated    Consolidated
                   Leverage Ratio   Leverage Ratio   Leverage Ratio   Leverage Ratio   Leverage Ratio  Leverage Ratio
                   is less than or  is greater than  is greater than  is greater than  is greater      is greater than
                   equal to 2.5 to  2.5 to 1.0 but   3.0 to 1.0 but   3.5 to 1.0 but   than 4.0 to     4.5 to 1.0.
                   1.0.             less than or     less than or     less than or     1.0 but less
                                    equal to 3.0 to  equal to 3.5 to  equal to 4.0 to  than or equal
                                    1.0.             1.0.             1.0.             to 4.5 to 1.0.
-------------------------------------------------------------------------------------------------------------------------
REVOLVER
-------------------------------------------------------------------------------------------------------------------------

Base Rate +                 0                 0                0               0             25.0             50.0
-------------------------------------------------------------------------------------------------------------------------

LIBOR +                  75.0             100.0            125.0           150.0            175.0            200.0
-------------------------------------------------------------------------------------------------------------------------

Commitment Fee           20.0              25.0             30.0            35.0             40.0             50.0
-------------------------------------------------------------------------------------------------------------------------

TRANCHE A
T/L FACILITY
-------------------------------------------------------------------------------------------------------------------------

Base Rate +                 0                 0                0               0             25.0             50.0
-------------------------------------------------------------------------------------------------------------------------

LIBOR +                  75.0             100.0            125.0           150.0            175.0            200.0
-------------------------------------------------------------------------------------------------------------------------

TRANCHE B
T/L FACILITY
-------------------------------------------------------------------------------------------------------------------------

Base Rate +              75.0              75.0             75.0           100.0            100.0            100.0
-------------------------------------------------------------------------------------------------------------------------

LIBOR +                 225.0             225.0            225.0           250.0            250.0            250.0
=========================================================================================================================